Filed pursuant to Rule 433
Registration Statement No. 333-87440
Relating to Preliminary Prospectus Supplement
dated July 6, 2007

Free Writing Prospectus

AMERICAN MORTGAGE ACCEPTANCE COMPANY

This free writing prospectus should be read together with the preliminary prospectus supplement and accompanying prospectus dated October 8, 2002 that form a part of the Registration Statement on Form S-3 (File No. 333-87440) of American Mortgage Acceptance Company (collectively, the “preliminary prospectus”). The preliminary prospectus can be accessed through the following link: http://sec.gov/Archives/edgar/data/878774/000111667907001799/amac424b5.htm. The following information supplements the information contained in the preliminary prospectus.

Benefits of Centerline Capital Group as Parent of Advisor

–	Market Access
–	Multifaceted relationships with Wall Street
–	Longstanding developer/owner contacts
–	Over $20 billion of mortgages serviced at June 30, 2007
–	Over 13,000 mortgages under surveillance at June 30, 2007
–	Financial Expertise
–	Life-of-loan lending relationships
–	CMBS market expertise
–	Innovative financing strategies
–	Experienced and disciplined credit team
–	Highly rated special servicing

Strong Credit Culture

–	Through its Advisor (and its affiliates), AMAC has access to a state-of-the-art credit platform
–	Proprietary technology which provides current data on over 13,000 commercial and multifamily properties
–	Primary servicing rated “Above Average” from S&P(1)
–	Special Servicing rated “Strong” from S&P and “1” from Fitch (both the highest ratings)(1)

(1) Per Standard & Poor’s and Fitch Ratings web sites.

Portfolio Overview as of March 31, 2007

By Region (1)

By Property Type (1)

(1) Percentages calculated based on the Fair Value/Carrying amount of assets. Excludes CDO securities and approximately $17mm of pooled mortgages included in debt securities.

By Investment Type

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-240-1438